UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 1, 2011

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                Results of Operations and Financial Condition.

On December 1, 2011, the Company released its earnings for third quarter 2011.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01                Regulation FD Disclosure.

2011 Guidance:

Identical supermarket sales growth (excluding fuel sales)	4.5 — 5%

Net earnings per diluted share	$1.95 to $2.00.

Non-fuel operating profit margin

Excluding fuel, on a rolling four quarters basis, the company’s operating margin expanded by 5 basis points. For the full year, the company expects rolling four quarters operating profit to decline slightly on a LIFO basis. Excluding the LIFO charge from the calculation, rolling four quarter operating profit increased 21 basis points. For the full year 2011, the company projects rolling four quarter operating profit on a FIFO basis to increase slightly.

Product cost inflation	4 — 5%

Capital expenditures

Slightly above $1.9 billion, excluding acquisitions and purchases of leased property. These capital projects include approximately 30 — 40 major projects covering new stores, expansions and relocations, and 130 — 140 remodels, and other investments including technology and infrastructure to support our Customer 1st business strategy.

Supermarket square footage growth	1.0 — 1.5% before acquisitions and operational closings

Expected tax rate	Approximately 36.5% for the remainder of the year, excluding the resolution of any tax issues

Fuel margins	For the last quarter of the year, the company expects fuel margins of approximately 11.5¢ per gallon, as well as continued strong growth in gallons sold.

LIFO	Approximately $185 million

Pension Contributions/ Expenses	Company-sponsored pension plans We expect 2011 expense to be approximately $70 million. We made a cash contribution in 2011 of approximately $52 million.

401(k) plan For 2011, we expect a slight increase in our cash contributions and expense compared to 2010.

Multi-employer plans In 2011, we expect to contribute approximately $300 million to multi-employer pension funds.

Labor

In the remainder of 2011, we will negotiate agreements with the UFCW for store associates in Memphis, and with the Teamsters who represent some of our associates in distribution and manufacturing operations. Negotiations are challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care. Also, we must address the underfunding of Taft-Hartley pension plans.

Growth Strategy:  Kroger’s business model is structured to produce annual earnings per share growth averaging 6% to 8% over a rolling three- to five-year time horizon.  Including Kroger’s dividend, the Company’s business model is expected to generate total shareholder return of approximately 8% to 10%.   Kroger’s goal is to produce an average annual return for shareholders that matches or exceeds the S&P 500 index over the time horizon described above, but with less volatility.  Kroger is in the middle of the business planning process and full guidance will be provided in March 2012. Based on what the company is seeing today, the company expects to reach 8% to 10% annual earnings per share growth in 2012, plus a dividend of 1.5% to 2%. This does not factor in the 53rd week in fiscal year 2012.

Our ability to achieve identical supermarket sales and earnings growth and earnings per share goals, , our ability to achieve results near the top end of our earnings guidance range, our ability to continue to invest in the four key components of our Customer 1st strategy, our ability to strike a balance between delivering solid near-term financial results and investing for the future growth of our business, and our ability to deliver operating margins at projected levels, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; the aggressiveness of that competition; our response to these actions; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government-funded benefit programs; volatility in our fuel margins; increased fuel costs and the effect those increases have on consumer spending; our ability to maintain good cost control and to consistently reduce the overall cost to run our business; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales also could be adversely affected by increased competition, and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation.  Our guidance for LIFO is based on our forecast of cost changes for products in our inventory. Our estimate of product cost changes could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control. Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our non-fuel operating margin guidance could change if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differ from our expectations.  Our ability to pass along product cost increases will depend primarily upon the reactions of our customers and our competitors to those increases. Our earnings per share results also will be affected by our ability to improve our operating results and our ability to repurchase shares under our repurchase program as expected.  The accuracy of our product cost inflation estimate will depend primarily on weather conditions, supply constraints, unrest in areas of the country in which products are grown or are produced, natural disasters, and the general economic climate. We could fail to achieve fuel margins of 11.5¢ per gallon for the last quarter of the year if variability in fuel costs continues. Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Our ability to use cash flow from operations and cash on hand to maintain our current debt rating,  fund capital expenditures, repurchase shares, and pay dividends, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate. Should asset values in the multi-employer pension funds further deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions and pension expense could increase more than we have anticipated.  Our incremental expense from rising pension and health care costs could exceed our expectations if health care costs continue to rise faster than projected, if unforeseen medical expenses are incurred under our self-insured health benefit plans, or if the assumptions used to estimate pension expenses differ from actual experience.  The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.  Our ability to achieve anticipated operating margins could be affected by all of the factors outlined above that could cause us to fail to achieve our expected earnings and earnings per share growth.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.

		99.1	Earnings release for third quarter 2011, filed herewith.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

December 1, 2011	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for third quarter 2011, filed herewith.